CONTENT DISTRIBUTION AGREEMENT

This Content Distribution Agreement (“Agreement”) is made and entered into this 23 November 2004, (the “Effective Date”) by and between Karma Media, Inc., a Nevada corporation with it principal offices at 13101 Washington Boulevard, Los Angeles, CA 90066 (Supplier") and 9 Squared, Inc., a Colorado corporation with its principal offices at 2128 15th St., 2nd Floor, Denver, Colorado 80202 ("9 Squared").

RECITALS

WHEREAS, Supplier is in the business of developing and/or licensing content and/or software applications (the “Products”) for access and use by end-users (“Customers”) owning handheld computers and mobile devices.

WHEREAS, 9 Squared is in the business of acquiring, marketing, and distributing content and software applications for handheld computers and mobile devices within locations identified by 9 Squared. (each, an “9 Squared Product”).

WHEREAS, Supplier owns certain proprietary rights or has obtained all necessary rights to license, sell or otherwise distribute the Products identified and more particularly described on Exhibit A (the “Product List”)

WHEREAS, Supplier desires to grant to 9 Squared, and 9 Squared desires to obtain rights to (i) to use and/or demonstrate the Products via the 9 Squared Products; and (ii) market, distribute and sell rights to use and/or access Products to Customers.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.

PRODUCT; TERMS; COMPENSATION.

1.1.

Distributor Appointment. Supplier hereby appoints 9 Squared, and 9 Squared accepts such appointment, as a non-exclusive, worldwide distributor of the Products.  9 Squared may sell or otherwise distribute the Products from any 9 Squared Product produced and placed by 9 Squared whether such 9 Squared Product is owned by 9 Squared or some other party.  Supplier understands that 9 Squared may sell, lease or license some or all of its 9 Squared Products to other persons or entities and Products may be distributed from 9 Squared Products not owned or operated by 9 Squared.  Notwithstanding the foregoing, 9 Squared agrees to monitor and calculate the number of Products sold from all 9 Squared Products placed by or through the efforts of 9 Squared and to maintain records of sales.  Subject to the terms and conditions set forth herein, and during the term of this Agreement, Supplier hereby grants to 9 Squared a non-exclusive, royalty free license to display and use the Products on or in all 9 Squared Products and to advertise and promote the Products for sale from the 9 Squared Products.

1.2.

License to Supplier Marks. Supplier hereby grants to 9 Squared a nonexclusive, worldwide right and license to use, and to reproduce for use, Supplier’s trademarks, trade names, Product names, logos, and marketing material provided by Supplier hereunder in connection with 9 Squared’s sale of the Products during the term of this Agreement.

1.3.

Product Offerings. From time to time, additional products may be added to the Product List upon mutual agreement of the parties. Notwithstanding the inclusion of any product on the Product List, 9 Squared reserves the right to not offer any product for sale for any or no reason. Without limiting the foregoing, all Supplier products must be approved by 9 Squared prior to being included for sale from a 9 Squared Product. In the event that Supplier decides to end of life any product currently on the Product List, Supplier shall notify 9 Squared as far in advance as possible of such end-of-life, but in no event less than ninety (90) days.

1.4.

Restrictions on 9 Squared Activities.  9 Squared shall not, and it shall take reasonable steps to prevent others from disassembling, decompiling, reverse engineering, or otherwise attempting to derive source code of, or any other intellectual property right from, the Products.

1.5.

Delivery of Product from 9 Squared Products.  The Products shall be made available from the 9 Squared Products for download to and use by any authorized Customer who has paid for access and use thereof.  Upon completion of each sale and acceptance by any Customer of the terms and conditions of Supplier’s standard end user license for use of or access to the Product (each an “End User License”), Supplier will deliver (or provide the means for 9 Squared to deliver on Supplier’s behalf), a license key which will permit access to and use of the Products purchased..  Each such End User License delivered by Supplier (or by 9 Squared on Supplier’s behalf) shall be upon such terms and conditions as Supplier shall determine in its sole and absolute discretion.  Other than delivery of the End-User License at the conclusion of each sale of one or more Products, 9 Squared shall have no liability to Supplier or Customer for any Customer’s subsequent use of a Product.  Supplier shall provide 9 Squared with its End-User License for each Product being offered by 9 Squared from an 9 Squared Product and shall provide updated End-User Licenses to 9 Squared if and when such licenses change.

1.6.

Patches, Fixes, Upgrades.  Patches and fixes (defined as modifications to the Products that do not add or increase functionality and are designated as patches or fixes and designed to correct errors in the Products) shall be made available to all Customers in accordance with Supplier’s standard practices and policies.  Supplier retains the right to upgrade or modify the Products made available for license from time to time.  Upon receipt of an upgrade or modification, 9 Squared shall cease to market and distribute earlier versions of the Products.  9 Squared assumes no responsibility or liability for any Products sold by 9 Squared from a 9 Squared Product and Supplier shall remain responsible at all times therefore.

1.7.

Samples; Collateral. Supplier agrees to provide at no charge a reasonable number of samples of each Product (i) to 9 Squared for compatibility testing and/or demonstration purposes and for evaluation and/or support purposes, including display and use at any or all 9 Squared Products.  9 Squared may use and/or dispose of all samples in the exercise of its sole discretion and without any obligation to return same to Supplier or to compensate Supplier in any way therefore.  In addition, Supplier will provide at no charge to 9 Squared Supplier’s artwork, promotional copy and product description (“Product Collateral”) for 9 Squared’s use in preparing material for display on the 9 Squared Products.  Subject to the terms and conditions set forth herein, and during the term of this Agreement, Supplier hereby grants to 9 Squared a royalty free, non-exclusive worldwide license to copy, modify and display the Product Collateral in connection with the resale of Products from all 9 Squared Products.

1.8.

Compensation. 9 Squared shall pay Suppler the compensation set forth on Exhibit A for the distribution rights granted herein.  The Compensation amount shall be based upon the suggested wholesale prices for the Products as set forth on Exhibit A.  During the term of this Agreement, Supplier may change its suggested wholesale prices from time to time upon at least sixty (60) days prior written notice.  Although Supplier may publish suggested retail prices, the parties agree that these are suggestions only and 9 Squared is free to determine the actual prices at which Products will be sold to Customers; provided however, the compensation owed to Supplier hereunder shall be based upon the suggested wholesale prices set forth on Exhibit A as such Exhibit is amended from time.

1.9.

Most Favored Pricing. Supplier represents that the compensation to be paid to Supplier under this Agreement for the Products distributed by 9 Squared for similar Product quantities and like terms and conditions shall be no greater than the compensation paid by any third party involved in similar distribution arrangements. In the event Supplier offers a lower level of compensation to any third party (whether based upon suggested wholesale price or otherwise), the compensation to be paid by 9 Squared shall immediately be reduced, effective as of the date of such offer. 9 Squared shall have the right, upon reasonable notice and during regular business hours at Supplier’s regular location for maintenance of such records, to conduct an audit of the relevant portions of Supplier’s books of account to verify compliance with this section of this Agreement. Such audit will be at 9 Squared’s expense and will be conducted by a 9 Squared appointed independent agency. All information obtained by 9 Squared during any such audit shall be deemed Confidential Information for purposes hereof.

2.

REPORTS, PAYMENT. TAXES.

2.1.

Reports; Payment.  9 Squared shall be responsible for monitoring and tracking the sale of all Products from the 9 Squared Products.  Each month, 9 Squared shall deliver or make available to Supplier a report summarizing sales of Products for the preceding calendar month.  Payment of the compensation owing Supplier for the sale of all Products from 9 Squared Products shall be due within forty-five (45) days after then end of each calendar month during the term of this Agreement and shall be made for all sales of Products made during the preceding calendar month as reflected on the reports delivered to Supplier.

2.2.

Taxes.  9 Squared shall be responsible for the collection and payment, as applicable of all foreign, federal, state and local sales taxes that may be imposed on the sale of the Products from 9 Squared Products.

2.3.

Audit Rights.  Each of the parties hereto shall maintain accurate books and records pertaining to its own use and the marketing and sale of the Products.  Upon reasonable notice to the other party, and no more frequently than once a year, each party shall make such books and records available to the other party at the non-auditing party’s principal place of business during normal business hours, to audit the records required to be maintained hereunder.  Such audit shall be at the auditing party’s sole cost and expense.

2.4.

Controlling Terms. The terms and conditions of each order placed hereunder shall be governed by this Agreement. The provisions of either party’s form of purchase order, acknowledgment or other business forms will not apply to any order notwithstanding the other party's acknowledgment or acceptance of such form.

3.

SERVICES.

3.1.

Support. Supplier will be responsible for all technical support to customer.  Supplier will be responsible for updating 9 Squared via email notification about any product bugs, fixes, in-box problems etc. on an immediate basis as issues and/or information arises.  Supplier assumes all responsibilities for incomplete or malfunctioning Products delivered from 9 Squared Products.

4.

PRODUCT WARRANTIES.

4.1.

Product Warranties. Supplier hereby represents and warrants that a) the Products will be free from defects in materials or workmanship; b) the Products will have been manufactured, labeled, packaged, shipped and invoiced in compliance with all applicable federal, state and local law, rules and regulations; c) the Products will not be labeled with “Made in U.S.A.,” “Made in America,” or any similar language unless the Product, and every component and part, is 100% made in the United States of America; d) Supplier’s descriptions of the Products shall be true, accurate, and not misleading; and e) the Products will not infringe any patent, trademark, trade name, service mark, trade secret, mask work, copyright, design or any other proprietary right of a third party.

4.2.

Product Returns. Products returned by Customers may be returned to 9 Squared.  If returned to 9 Squared, 9 Squared, may, at its option, refund or credit any applicable amounts to Customer. 9 Squared, in turn, shall have the right to return any such Customer-returned Products to Supplier (i) during the lifetime of the Product if the Product was returned by Customer due to a breach of any of the warranties in Section 4.1, or (ii) for a period of thirty (30) days from the Customer’s receipt of the Product if the Product was returned by Customer for any other reason. Products returned by 9 Squared to Supplier shall generate corresponding credits for 9 Squared.

4.3.

Indemnity. Supplier agrees to pay any costs, damages and attorneys’ fees arising from a claim based upon a breach of any representation or warranty made by Supplier in Section 4.1 of this Agreement, provided that 9 Squared promptly notifies Supplier in writing of the claim.

5.  COMPETITIVE PRODUCTS.

5.1.

Unless authorized by 9 Squared in writing, neither Supplier nor any other entity in which Supplier or any of its principals has any ownership or other financial interest, shall act, at any time during the term of this Agreement, as a Supplier, placement representative, contractor or any other type of seller, distributor or position for which they receive any kind of compensation for any products or product lines which are in any way similar in design, function or intended use to the 9 Squared Products, or which otherwise are competitive, in 9 Squared's sole judgment, with 9 Squared Products.

5.2.

In order to ensure Supplier's compliance with Section 5.1 above, Supplier shall identify, from time to time, when requested by 9 Squared, all products or product lines other than 9 Squared Products, for which Supplier (or any other business entity in which Supplier or any of its principals has any ownership or other financial interest) is acting as a Supplier, placement representative, contractor or any other type of seller, distributor or position for which they receive any kind of compensation. Supplier, in any event, shall notify 9 Squared in writing, whenever Supplier or any such other business entity is contemplating the commencement of representation for any additional products or product line(s) which may be competitive with the 9 Squared Products.

1.

TERM AND TERMINATION.

1.1.

Term. This Agreement becomes effective on the Effective Date and remains in force for one year, and shall automatically renew for additional one (1) year terms, unless earlier terminated in accordance with this Section 6.  The Agreement shall not automatically renew if objected to in writing by either party, thirty (30) days before the expiration of the year term.

1.2.

Termination. Either party may terminate this Agreement (a) on the date of the expiration of the year term, provided that the terminating party provides at least thirty (30) days written notice to the other party; (b) upon written notice to the other party, if the other party materially breaches any term or condition of this Agreement and fails to cure that breach within ten (10) days after receiving written notice of the breach; or (c) upon written notice to the other party, if the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if that petition or proceeding is not resolved in its favor within sixty (60) days after filing.

1.3.

Effects of Termination. Upon termination or expiration of this Agreement for any reason, each party shall (i) promptly pay the other party any unpaid amounts due as of the termination or expiration; and (ii) return or destroy all copies of the Confidential Information of the other party, if any, and, at the request of the other party, have an officer certify in writing that the party has complied with this obligation. In the event this Agreement is terminated by Supplier at will or by 9 Squared due to Supplier’s breach, 9 Squared may, in its sole discretion, return, within ninety (90) days from the termination date, all Product then in 9 Squared inventory and Supplier agrees to accept the return of such Product and fully refund amounts paid by 9 Squared for such Products.

1.4.

No Liability For Termination. Neither party will be liable for damages of any kind as a result of exercising its right to terminate this Agreement according to its terms, and termination will not affect any other right or remedy at law or in equity of either party.

1.5.

Survival. The following rights and obligations survive any expiration or termination of this Agreement to the degree necessary to permit their complete fulfillment or discharge:

a.

9 Squared’s obligation to pay and Supplier’s right to receive payments in accordance with this Agreement;

b.

The obligation of confidentiality of each party as provided herein;

c.

Any cause of action or claim of either party, accrued or to accrue, because of any breach or default by the other party; and

d.

The warranties and indemnities of the parties set forth in this Agreement.

2.

CONFIDENTIALITY.

2.1.

Each party agrees that all information disclosed by it to the other party hereunder shall be deemed to be “Confidential Information”. Notwithstanding the foregoing, Confidential Information shall not include information which (i) the recipient can demonstrate by written evidence was lawfully in its possession prior to its first receipt of such information from the deliverer thereof, or (ii) at the date hereof or hereafter becomes available in the public domain without breach by recipient from third persons under circumstances permitting recipient to reasonably believe that said third persons obtained such information lawfully and not in violation with the terms of this Agreement or any other agreement. Each party agrees to treat such Confidential Information as confidential and shall take reasonable precautions to safeguard such information, shall not use it for any unauthorized purposes, and shall not disclose it to any third party without the prior written consent of the party from whom it was obtained.

3.

GENERAL.

3.1.

Assignment. Neither party may assign, delegate, or transfer the Agreement, or any of its rights or duties hereunder, without the prior written consent of the other party. Any attempted assignment or delegation in violation of this section shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Notwithstanding the foregoing, either party may assign its rights and duties hereunder in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, or sale of all or substantially all the assets of 9 Squared.

3.2.

Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersede any prior agreements between the parties with respect to such subject matter. This Agreement shall be construed without regard to the party responsible for the preparation of the same, and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing herein shall not be interpreted against either party, but according to the application of other rules of contract interpretation.

3.3.

Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the state of Colorado without reference to its conflicts of law principles.

3.4.

Attorneys' Fees. Should any party hereto institute legal action against the other to interpret or enforce any of the terms or provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees of attorneys, accountants and expert witnesses, as costs, in addition to any other damages that may otherwise be awarded by the court.

3.5.

Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party's behalf without the other party's prior written consent.

3.6.

Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

3.7.

Notices. Any required or permitted notices hereunder must be given in writing at the address of each party set forth on the first page of this Agreement, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; nationally-recognized private express courier; or facsimile. Notices will be deemed given on the date received.

3.8.

Severability. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

3.9.

Force Majeure.  Neither party shall be liable for failing to perform its obligations hereunder (other than payment obligations) where delayed or hindered by war, riots, embargoes, strikes or acts of its vendors or suppliers, accidents, acts of God, or any other event beyond its reasonable control.

3.10.

Copies.  This Agreement may be executed in separate counterparts including facsimile copies, each of which shall be deemed an original, and all of which shall be deemed one and the same instrument and legally binding upon the parties.

IN WITNESS WHEREOF, the duly authorized representatives of 9 Squared and Supplier have executed this Agreement as of the Effective Date:

SUPPLIER

9 SQUARED, INC.

By:

By:

Name:

Name:

Title:

Title:

Date:

Date:

EXHIBIT A

MOBILE CONTENT - PRODUCT TITLES, WHOLESALE PRICES, AND SUPPLIER’S SUGGESTED RETAIL PRICES.

Content	Wholesale Price	SSRP

Wallpapers	20% of Retail	Variable